NSAR ITEM 77O
VK California Quality Municipal Trust
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1           California Vets  Bear Stearns  1,500,000     0.651    12/7/00

    2           LA DWP Elec RV   J.P. Morgan   2,400,000     0.21      3/7/01




Underwriters for #1
Bear Stearns & Co., Inc.
Lehman Brothers
Merrill Lynch & Co.
E.J. De La Rosa & Co., Inc.
Great Pacific Fixed Income Securities Inc.
J.P. Morgan Securities Inc.
Morgan Stanley Dean Witter
Pacific American Securities, LLC
Salomon Smith Barney
Sutro & Co., Incorporated



Underwriters for #2
J.P. Morgan Securities Inc.
E.J. De La Rosa & Co., Inc.
Siebert Brandford Shank
PaineWebber
Bank of America
Merrill Lynch
Salomon Smith Barney
Morgan Stanley Dean Witter
Goldman, Sachs & Co., Inc.